                                  EXHIBIT 11.1

COMPUTATION  OF  PER  SHARE  EARNINGS

Earnings (1)                                12497000
----------------------------------------  ----------

Shares Outstanding                         114370836
----------------------------------------  ----------

Shares Outstanding (Fully Diluted) (2)     125334953
                                          ----------

Basic Earnings per Share                  $     0.11
                                          ----------

Basic Earnings per Share (Fully Diluted)  $     0.11
----------------------------------------  ----------
--------------

(1)     Based  on  Canadian  GAAP.
(2) Consists of 9,764,117 exercisable stock options at prices ranging from Cdn $0.28 to Cdn $12.15 per share; 600,000 options at $0.91 per share; 100,000 broker warrants at U.S. $7.50 per share and 500,000 broker warrants at $3.40 per share.